As filed with the Securities and Exchange Commission on June 9, 2015

File No. 333-__________

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-3

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

NET ELEMENT, INC.

(Exact name of registrant as specified in its charter)

Delaware	90-1025599
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

3363 NE 163rd St., Suite 705
North Miami Beach, Florida 33160
(305) 507-8808

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Jonathan New

Chief Financial Officer

Net Element, Inc.
3363 NE 163rd St., Suite 705
North Miami Beach, Florida 33160
(305) 507-8808

(Name, address, including zip code, and telephone number,
including area code, of agent for service)

with a copy to:

Serge Pavluk, Esq.

Joshua Schneiderman, Esq.

Snell & Wilmer L.L.P.

350 South Grand Avenue, Suite 2600

Los Angeles, California 90071

Telephone: (213) 929-2543

Facsimile: (213) 929-2525

Approximate date of commencement of proposed sale to the public: From time to time after this Registration Statement becomes effective.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, please check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☐	Smaller reporting company ☒

(Do not check if a smaller reporting company)

Title of Each Class of Securities to be Registered	Amount to be Registered		Proposed Maximum Offering Price Per Security		Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Secondary Offering by Selling Securityholders:
Common Stock, par value $0.0001 per share, issuable upon exercise of Notes and Warrants	53,600,000	(1)	$0.58	(2)	$31,088,000	$3,612.43
Total					$31,088,000	$3,612.43

(1)

There are being registered under this registration statement an aggregate of up to 53,600,000 shares of Common Stock, which includes (i) shares of Common Stock issuable upon conversion of Senior Convertible Notes in the aggregate principal amount of $5,000,000 and interest of 7% per annum payable under certain conditions, due April 30, 2018 and any additional Senior Convertible Notes up to aggregate principal amount of $10,000,000 issuable pursuant to the Securities Purchase Agreement dated April 30, 2015 (collectively, the “Notes”) and (ii) shares of Common Stock issuable upon exercise of Registrant’s warrants to purchase such number of shares that equal 88% of the shares of Common Stock underlying the Notes (the “Warrants”). Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), there is also being registered such indeterminable number of additional shares of Common Stock, preferred stock, warrants, units and subscription rights as may be issued to prevent dilution resulting from share dividends, split-up, reverse split-up or similar events.

(2)	In accordance with Rule 457(g) under the Securities Act, the proposed maximum offering price per security (and, accordingly, the amount of the registration fee) has been calculated pursuant to Rule 457(c) based on the average of the high and low trading price of shares of the Registrant’s Common Stock on June 5, 2015, as quoted on the NASDAQ Capital Market.

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. The selling securityholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where this offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED JUNE 9, 2015

PROSPECTUS

NET ELEMENT, INC.

Up to 53,600,000 Shares of Common Stock Offered by Selling Securityholders

This prospectus relates to the resale, from time to time, in one or more offerings, by certain selling securityholders (described in the section entitled “Selling Securityholders” on page 13 of this prospectus) of up to 53,600,000 shares of Common Stock of Net Element, Inc., a Delaware corporation (“us”, “we”, “our”, “Net Element” or the “Company”) in amounts, at prices, and on terms that will be determined at the time these securities are offered. This amount is calculated based on an expected (i) 25,000,000 shares of Common Stock that are issuable upon conversion of an aggregate principal amount of $5,000,000 and interest of 7% per annum on Senior Convertible Notes (the “Initial Notes”) and additional Senior Convertible Notes up to an aggregate principal amount of $10,000,000 (the “Additional Notes,” together with the Initial Notes, the “Notes”) issuable pursuant to the Securities Purchase Agreement dated April 30, 2015 (the “Securities Purchase Agreement”) and (ii) 28,600,000 shares of Common Stock, which equals 130% of the maximum number of shares of Common Stock underlying certain warrants issued in connection with the Initial Notes (the “Initial Warrants”) and additional warrants issuable in connection with the Additional Notes (the “Additional Warrants,” together with the Initial Warrants, the “Warrants”), which shares of Common Stock we are contractually obligated to reserve for issuance in connection with the exercise of the Warrants. Because we are contractually required to register 130% of the maximum number of shares of Common Stock, and the shares of Common Stock issuable upon exercise of the Warrants equals an amount equal to 88% of the shares of Common Stock underlying the Notes, the actual number of shares that will be issued may be less than the number of shares being offered by this prospectus. To the extent the shares offered by this prospectus are not issued pursuant to the terms of either the Notes or the Warrants, we will deregister them.

The selling securityholders may offer their shares from time to time directly or through one or more underwriters, broker-dealers or agents, in the over-the-counter market at market prices prevailing at the time of sale, in one or more privately negotiated transactions at prices acceptable to the selling securityholders, or otherwise, so long as our Common Stock is trading on The NASDAQ Capital Market or another listed exchange, or any OTC market, and, if not, sales may only take place at fixed prices. We are registering these shares of our Common Stock for resale by the selling securityholders named in this prospectus, or their transferees, pledgees, donees or assigns or other successors-in-interest that receive any of the shares as a gift, distribution, or other non-sale related transfer. We will not receive any proceeds from the sale of shares by the selling securityholders. These shares are being registered to permit the selling securityholders to sell shares from time to time, in amounts, at prices and on terms determined at the time of offering. The selling securityholders may sell this Common Stock through ordinary brokerage transactions, directly to market makers of our shares or through any other means described in the section entitled “Plan of Distribution” beginning of page 14. In connection with any sales of the Common Stock offered hereunder, the selling securityholders, any underwriters, agents, brokers or dealers participating in such sales may be deemed to be “underwriters” within the meaning of the Securities Act of 1933, as amended (the “Securities Act”).

Our Common Stock is listed on The NASDAQ Capital Market under the symbol “NETE.” On June 8, 2015, the last reported price of a share of our Common Stock on The NASDAQ Capital Market was $0.63.

Investing in our securities involves significant risks. Prior to making an investment decision, you should carefully review the information under the heading “Risk Factors” beginning on page 7 of this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities to be issued under this prospectus or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is June 9, 2015.

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ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission (the “SEC”) using the SEC’s registration rules for a delayed or continuous offering and sale of securities. Under the registration rules, using this prospectus and, if required, one or more prospectus supplements, the selling securityholders named herein may distribute the shares of Common Stock covered by this prospectus. This prospectus also covers any shares of Common Stock that may become issuable as a result of stock splits, stock dividends or similar transactions.

A prospectus supplement may add, update or change information contained in this prospectus. We recommend that you read carefully this entire prospectus, especially the section entitled “Risk Factors” beginning on page 7, and any supplements before making a decision to invest in our common stock.

You should rely only on the information contained or incorporated by reference in this prospectus and any prospectus supplement or issuer free writing prospectus relating to a particular offering. No one has been authorized to provide you with information that is different from that contained or incorporated by reference in this prospectus, any accompanying prospectus supplement and any related issuer free writing prospectus in connection with the offering described herein and therein, and, if given or made, such information or representations must not be relied upon as having been authorized by us. Neither this prospectus nor any prospectus supplement nor any related issuer free writing prospectus shall constitute an offer to sell or a solicitation of an offer to buy offered securities in any jurisdiction in which it is unlawful for such person to make such an offering or solicitation. This prospectus does not contain all of the information included in the registration statement. For a more complete understanding of the offering of the securities, you should refer to the registration statement, including its exhibits.

Neither the delivery of this prospectus or any prospectus supplement or any issuer free writing prospectus nor any sale made hereunder shall under any circumstances imply that the information contained or incorporated by reference herein or in any prospectus supplement or issuer free writing prospectus is correct as of any date subsequent to the date hereof or of such prospectus supplement or issuer free writing prospectus, as applicable. You should assume that the information appearing in this prospectus, any prospectus supplement or any document incorporated by reference is accurate only as of the date of the applicable documents, regardless of the time of delivery of this prospectus or any sale of securities. Our business, financial condition, results of operations and prospects may have changed since that date.

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PROSPECTUS SUMMARY

This summary description about us and our business highlights selected information contained elsewhere in this prospectus or incorporated herein by reference. This summary is not complete and does not contain all of the information that you should consider before deciding to invest in our securities. We urge you to carefully read this entire prospectus and any applicable prospectus supplement, including each of the documents incorporated herein or therein by reference, including the “Risk Factors” section.

Information About the Company

Background and Business

Company Overview

Net Element is a financial technology-driven group specializing in mobile payments and other transactional services in emerging countries and in the United States. We operate in a single operating segment, that being a provider of transactional services and mobile payment solutions. Geographic areas in which we operate include the United States, where through our U.S. based subsidiaries we generate revenues from transactional services and other payment technologies for small and medium-sized businesses (“SME”). Through TOT Group Russia and Net Element Russia, we provide transactional services, mobile payments transactions and other payment technologies in emerging countries including Russian Federation and the Commonwealth of Independent States (“CIS”).

General Business Developments

In 2014, we completed a number of transactions and other changes in pursuit of our strategy of enhancing financial results, creating a strong operational foundation and competitive advantage. We believe the following transactions and actions have focused and strengthened our company and improved our capital structure and cash flow.

Our primary actions during 2014 were as follows:

•	On November 24, 2014, TOT Money entered into a financing agreement with Bank Otkritie Financial Corp. (“Bank Otkritie”), one of Russia’s largest private listed banks. This financing is complementary to our Alfa-Bank factoring facility, and provides additional flexibility and capacity to expand our presence in Russia’s transactional services market. In conjunction with the Alfa-Bank factoring agreement, TOT Money will have approximately $15 million of available credit to help fund its growth. Per the three-year Agreement, TOT Money will assign to Bank Otkritie its accounts receivable as security for financing in an aggregate amount of up to 200 million Russian rubles (approximately USD $4.2 million based on the currency exchange rate as of the close of business November 17, 2014). Included in this Agreement, Moscow-based Bank Otkritie will track the status of TOT Money’s account receivables, monitor timeliness of payment of such accounts receivable, and provide related servicing. Oleg Firer, our Chief Executive Officer, has personally guaranteed our agreement with Bank Otkritie. This financing is a factoring facility in which TOT Money could assign to the bank certain (but not all) of its accounts receivable suitable to the lender under such facility as security for financing. Accordingly, the amounts of our draws under such facility from time to time will depend on the amounts of the accounts receivable suitable for such assignment as of the time we choose to draw under such facility. We have not drawn any funds under such credit facility.

•	On October 17, 2014, we filed a $50 million universal shelf registration statement on Form S-3 with the Securities and Exchange Commission. The registration statement is intended to provide the Company with increased financial flexibility to execute on its business strategy and invest in opportunities in mobile payments and value-added transactional services.

•	On September 23, 2014, Alfa-Bank, Russia’s largest private bank, renewed and increased Net Element’s Russian subsidiary OOO TOT Money (“TOT Money”) credit facility from 300 million Russian rubles to 415 million Russian rubles (approximately USD $11 million at the time of the agreement). This financing facility will support our next stage of growth and operations in Russia and the Commonwealth of Independent States. This financing is a factoring facility in which TOT Money could assign to the bank certain (but not all) of its accounts receivable suitable to the lender under such facility as security for financing. Accordingly, the amounts of our draws under such facility from time to time will depend on the amounts of the accounts receivable suitable for such assignment as of the time we choose to draw under such facility. We have not drawn any funds under such credit facility. TOT Money’s previous financing agreement with Alfa-Bank, secured in September, 2012, for the amount of 300 million Russian rubles (approximately USD $9.8 million, at the time of the agreement), expired May 20, 2014 and was fully repaid, using TOT Money’s working capital, in accordance with the terms of the agreement.

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•	On September 17, 2014, we announced the integration of Apple® services into our point-of-sale payment acceptance hardware and software. This enabled our merchants the ability to accept Apple Pay from customers. This new service will create a unique experience for customers who want to pay at the point-of-sale using their Apple® iPhone 6, Apple® iPhone 6 Plus and Apple® Watch devices.

•	On September 15, 2014, we entered into a debt exchange agreement with Crede CG III, Ltd. (“Crede”), a wholly owned subsidiary of Crede Capital Group, LLC. Under the agreement, we effectively eliminated $15,876,860 of indebtedness in exchange for 5,802,945 shares of the Company’s Common Stock. In addition to saving on the financing expenses associated with holding high-interest rate loans, we freed up a significant amount of cash flow and strengthened our balance sheet by replacing debt with equity.

•	On July 2, 2014, we closed on a $10 million credit facility from RBL Capital Group, LLC (“RBL Capital”). The $10 million credit facility extended to us by RBL Capital, triggered the conversion provisions of the first round convertible debt financing provided by Cayman Invest, S.A. (“CI”), converting its debenture to common shares of our Company. The effect of the new $10 million credit facility and the CI debt conversion was to significantly reduce our total outstanding indebtedness. The Company utilized $3 million of the $10 million credit facility to pay in full its loan obligations to MBF Merchant Capital, LLC.

•	On June 30, 2014, we appointed William Healy to our board of directors. Mr. Healy is an accomplished financial services industry veteran with more than 24 years of merchant financing and electronic payments industry experience. Mr. Healy is currently the President of Funds4Growth, a leading investment firm focused on financing of payment service providers in the United States. Since launching Funds4Growth, Mr. Healy has successfully structured and financed in excess of $100 million in merchant base loans. Prior to his tenure at Funds4Growth, Mr. Healy founded MBF Leasing, LLC in November of 2003, where he was responsible for strategic planning along with the financial and operational management. Prior to that, Mr. Healy spent 13 years with the CIT Group, Inc., where he was the President of CIT’s Lease Finance Group.

•	On May 21, 2014, we appointed Drew Freeman to our Board of Directors. Mr. Freeman is an accomplished industry veteran with more than 30 years of electronic payments and merchant services industry experience. His experience includes extensive work with agent banks, referral banks, direct sales, software integration, internet sales, dining programs, American Express, Diners Club, Discover Card, JCB and ISO/MSP programs.

•	On April 21, 2014, we entered into a Secured Convertible Senior Promissory Note (the “CI Note”) with CI. Pursuant to the CI Note, CI agreed to loan to the Company $11,200,000.00. No interest accrued under the CI Note. The CI Note provided that if the Company realized a first financing closing after the date of the CI Note and prior to March 31, 2015, in which the Company received financing of at least $10 million from a third party (the “Qualified Financing”), the entire principal amount of the CI Note would be automatically converted into common shares of the Company equal to 15% of the then outstanding shares of the Company. On July 15, 2014, the Company and CI executed a Confirmatory Agreement to reflect the occurrence of a Qualified Financing, confirm the automatic conversion on June 30, 2014 of the principal amount of the CI Note into 5,569,158 shares of Common Stock of the Company, or 15% of the then-outstanding shares of Common Stock, and to confirm the adjustment in the calculation of the number of shares of Common Stock of the Company into which the principal amount of the CI Note was convertible.

•

On February 11, 2014, we agreed to transfer to T1T Group all of the Company’s minority interest in T1T Lab, LLC primarily in consideration for our release from our obligation to make future capital contributions to T1T Lab, LLC. This transaction completed the full divesture of our interests in entertainment assets (websites).

Our primary actions during 2015 to date were as follows:

•	On April 30, 2015, we entered into a Securities Purchase Agreement (the “SPA”), together with several ancillary agreements and documents thereto, with certain qualified institutional investors and certain institutional accredited investors (the “Investors”) providing for an offer and sale to the Investors of 5,500 shares of newly-issued Series A Convertible Preferred Stock of the Company having an aggregate offering price of $5,500,000. In connection with the SPA, the Company entered into and filed with the Delaware Secretary of State, a Certificate of Designations of Series A Preferred Stock, $0.01 par value per share (the “Convertible Preferred Stock”). The Convertible Preferred Stock will earn dividends of 9% per annum (and up to 18% if certain triggering events occur), payable monthly and, so long as certain equity conditions are satisfied or waived, in shares of Common Stock, or, at our option and with notice to each holder of Convertible Preferred Stock, in a combination of cash and Common Stock.

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The number of shares of Common Stock payable will equal the value of the interest payment amount, divided by the lower of 92% of the lowest of (i) the arithmetic average of the 3 lowest weighted average prices of the Common Stock during the 15 consecutive trading day period ending on the trading day immediately preceding the applicable date of determination, (ii) the weighted average price of the Common Stock on the trading day immediately preceding the applicable date of determination and (iii) the weighted average price of the Common Stock on the applicable date of determination (the “Preferred Market Price”). The dividends will be payable through the maturity date of the Convertible Preferred Stock regardless of the occurrence of a conversion, redemption or monthly payment. Each share of Convertible Preferred Stock is initially convertible at $1.74 per share, subject to adjustments as described in the SPA.

On the last trading day of each month beginning on May 29, 2015 (the “Installment Date”), we will pay to the holders of Convertible Preferred Stock an amount equal to the sum of (i) 1,000 shares of Convertible Preferred Stock (or such lesser number of shares then outstanding), (ii) the accrued and unpaid dividends thereon, (iii) dividends that would have accrued through April 30, 2017 but for such monthly payment and (iv) any such amount that a holder of Convertible Preferred Stock has elected to defer. Each holder has the ability to defer such monthly payments in its sole discretion. Each monthly payment may be made in cash, in Common Stock, or in a combination of cash and Common Stock. The Company’s ability to make such payments in Common Stock, in whole or in part, is subject to the satisfaction (or waiver) of certain equity conditions. Such shares will be valued, as of the date on which notice is given by the Company that payment will be made in Common Stock at the Preferred Market Price as of such date. If the Company elects to pay such monthly payment in shares of the Company’s stock it is required to pre-deliver shares of Common Stock and is required to deliver additional shares, if any, to a true-up such number of shares to the number of shares required to be delivered on the applicable Installment Date pursuant to the calculation above.

Upon the occurrence of a triggering event under the Certificate of Designations, a holder of Convertible Preferred Stock may require the Company to redeem all or a portion of its Convertible Preferred Stock. The shares of Convertible Preferred Stock subject to such redemption must be redeemed by the Company, in cash, at a price equal to the sum of (x) the greater of (1) 120% of the amount being redeemed, and (2) the market value of the underlying shares and (y) the make-whole dividend amount through the maturity date of the Convertible Preferred Stock.

A holder of Convertible Preferred Stock may also require the Company to redeem all or a portion of its shares of Convertible Preferred Stock in connection with a transaction that results in a Change of Control, as defined in the Certificate of Designations. The Company must redeem the shares of Convertible Preferred Stock subject to such redemption in cash at a price equal to the sum of (x) the greater of (1) 125% of the amount being redeemed, and (2) the market value of the underlying shares and (y) the make-whole dividend amount through the maturity date of the Convertible Preferred Stock.

•	On May 20, 2015, TOT Group Europe, Ltd. (“TOT Group Europe”), one of our subsidiaries, entered into an Acquisition Agreement with Maglenta Enterprises Inc. and Champfremont Holding Ltd. to acquire all of the issued and outstanding equity interests of the PayOnline group of companies, which are Polimore Capital Limited, Brosword Holding Limited, Innovative Payment Technologies LLC, and PayOnline System LLC (collectively, “PayOnline”). PayOnline’s business includes the operation of a protected payment processing system to accept bank card payments for goods and services. In connection with the Acquisition Agreement, we agreed to guarantee the payment obligations of Tot Group Europe, pursuant to a Guaranty that we entered into concurrently with the Acquisition Agreement.

The consideration for all of the equity interests of PayOnline will be a combination of cash and restricted shares, payable in five installments. The Acquisition Agreement sets forth the determination of the value of such shares based on the closing sales price on the date before each applicable payment date and provides certain additional restrictions on trading of our Common Stock. The first installment will be payable upon closing of the PayOnline acquisition and will consist of $3.6 million in cash and the restricted shares of our Common Stock with a value of $3.6 million. The other four installments will be payable after the end of each applicable quarter for which the installment is calculated, and will consist of a combination of cash and the restricted shares of our Common Stock, in each case equal to the earn-out. The earn out will be calculated based on PayOnline EBITDA for certain post-closing periods, multiplied by 1.35. Pursuant to the Acquisition Agreement, the aggregate valuation of PayOnline on a debt-free basis will be $8,482,000, and the purchase price will not exceed such amount.

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At the end of the 12-month period following the issuance of our restricted shares of Common Stock to the Sellers (“Guarantee Period”), TOT Group Europe will guaranty that the value of such stock then not sold by the sellers of PayOnline equity interests (the “Sellers”) will not be less than the value of such at the date of the issuance of such stock. Subject to certain conditions, if at the end of the Guarantee Period the value of the any such remaining stock is less than the value of such stock at the date of the issuance of such stock, TOT Group Europe will pay a cash amount equaling the difference between such values.

Our Corporate Organization

Our Company was formed in 2010 and incorporated as a Cayman Islands exempted company with limited liability under the name Cazador Acquisition Corporation Ltd. (“Cazador”). Cazador was a blank check company incorporated for the purpose of effecting a merger; share capital exchange; asset acquisition; share purchase; reorganization or similar business combination with one or more operating businesses or assets. In 2012, Cazador completed a merger (the “Merger”) with Net Element, Inc., a Delaware corporation (“Pre-Merger Net Element”), which was a company with businesses in the online media and mobile commerce payment processing markets. Immediately prior to the effectiveness of the Merger, the Company (then known as Cazador Acquisition Corporation Ltd.) changed its jurisdiction of incorporation by discontinuing as an exempted company in the Cayman Islands and continuing and domesticating as a corporation incorporated under the laws of the State of Delaware. Effective upon consummation of the Merger, (i) Pre-Merger Net Element was merged with and into the Company, resulting in Pre-Merger Net Element ceasing to exist and the Company continuing as the surviving company in the Merger, and (ii) the Company changed its name to Net Element International, Inc. In 2013, the Company divested its non-core entertainment assets. In December 2013, the Company changed its name to Net Element, Inc. We entered the mobile payments business through the launch of TOT Money in Russia in 2012. We entered the financial technology and value-added transactional service business through the acquisitions of Unified Payments in April 2013 and Aptito in June 2013.

Additional Information

Our principal office is located at 3363 NE 163rd Street, Suite 705, North Miami Beach, Florida 33160, and our main telephone number is (305) 507-8808. Our website address is www.netelement.com. The information on our website is not a part of, and should not be construed as being incorporated by reference into, this prospectus.

The Offering

Common Stock offered

This prospectus relates to the resale from time to time of up to 53,600,000 shares of our Common Stock, par value 0.0001 per share, held by several of our shareholders, consisting of:

•     25,000,000 shares issuable upon conversion of the Notes

•     28,600,000 shares issuable upon exercise of the Warrants

Common stock outstanding	56,307,263 shares issued and outstanding as of June 9, 2015

Use of proceeds	The selling securityholders will receive all net proceeds from the sale of the shares of Common Stock offered by this prospectus and any accompanying prospectus supplement. We will not receive any of the proceeds from the sale of our Common Stock by the selling securityholders.

The NASDAQ Capital Market symbol	NETE

Fees and Expense	We will pay the fees and expenses related to the Offering.

Risk Factors	You should consider carefully all of the information set forth in this prospectus supplement and in particular, the information under the heading “Risk Factors” beginning on page 7 prior to investing in our Common Stock.

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INFORMATION CONCERNING FORWARD-LOOKING STATEMENTS

This Report contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Any statements contained in this Report that are not statements of historical fact may be deemed forward-looking statements. Forward-looking statements generally are identified by the words “expects,” “anticipates,” “believes,” “intends,” “estimates,” “aims,” “plans,” “may,” “will,” “continue,” “seeks,” “should,” “believe,” “potential” or the negative of such terms and similar expressions. Forward-looking statements are based on current plans, estimates and projections, and therefore you should not place too much reliance on them. Forward-looking statements speak only as of the date they are made, and the Company undertakes no obligation to update any forward-looking statement in light of new information or future events, except as expressly required by law. Forward-looking statements involve inherent risks and uncertainties, most of which are difficult to predict and are generally beyond the Company’s control. The Company cautions you that a number of important factors could cause actual results or outcomes to differ materially from those expressed in, or implied by, the forward-looking statements. These factors include, among other factors:

•	the impact of any new or changed laws, regulations, card network rules or other industry standards affecting our business including the U.S. government decision to impose sanctions or other legal restrictions that may restrict our ability to do business in Russia;
•	the impact of any significant chargeback liability and liability for merchant or customer fraud, which we may not be able to accurately anticipate and/or collect;
•	our ability to secure or successfully migrate merchant portfolios to new bank sponsors if current sponsorships are terminated;
•	our and our bank sponsors’ ability to adhere to the standards of the Visa® and MasterCard® payment card associations;
•	our reliance on third-party processors and service providers;
•	our dependence on independent sales groups (“ISGs”) that do not serve us exclusively to introduce us to new merchant accounts;
•	our ability to pass along increases in interchange costs and other costs to our merchants;
•	our ability to protect against unauthorized disclosure of merchant and cardholder data, whether through breach of our computer systems or otherwise;
•	the effect of the loss of key personnel on our relationships with ISGs, card associations, bank sponsors and our other service providers;
•	the effects of increased competition, which could adversely impact our financial performance;
•	the impact of any increase in attrition due to an increase in closed merchant accounts and/or a decrease in merchant charge volume that we cannot anticipate or offset with new accounts;
•	the effect of adverse business conditions on our merchants;
•	our ability to adopt technology to meet changing industry and customer needs or trends;
•	the impact of any decline in the use of credit cards as a payment mechanism for consumers or adverse developments with respect to the credit card industry in general;
•	the impact of any adverse conditions in industries in which we obtain a substantial amount of our bankcard processing volume;
•	the impact of seasonality on our operating results;
•	the impact of any failure in our systems due to factors beyond our control;
•	the impact of any material breaches in the security of third-party processing systems we use;
•	the impact of any new and potential governmental regulations designed to protect or limit access to consumer information;
•	the impact on our profitability if we are required to pay federal, state or local taxes on transaction processing;
•	the impact on our growth and profitability if the markets for the services that we offer fail to expand or if such markets contract;
•	our ability (or inability) to continue as a going concern;
•	the willingness of the Company’s majority shareholders, and/or other affiliates of the Company, to continue investing in the Company’s business to fund working capital requirements;
•	the Company’s ability (or inability) to obtain additional financing in sufficient amounts or on acceptable terms when needed;

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•	the impact on our operating results as a result of impairment of our goodwill and intangible assets;
•	our material weaknesses in internal control over financial reporting and our ability to maintain effective controls over financial reporting in the future; and
•	the other factors those described in Part I, Item 1A and Part II, Item 1A of our Annual Report on Form 10-K for the fiscal year ended December 31, 2014 and our subsequent filings with the SEC.

Forward-looking statements are based on our current expectations about future events. Although we believe that the expectations reflected in the forward-looking statements are reasonable, these expectations may not be achieved. We are under no duty to update any of the forward-looking statements after the date of this prospectus to conform those statements to actual results. In evaluating these statements, you should consider various factors, including the risks outlined in the section entitled “Risk Factors” beginning on page 7 of this prospectus.

RISK FACTORS

An investment in our securities involves a high degree of risk. Before making an investment decision, you should consider carefully the risks discussed below, together with the risks under the heading “Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended December 31, 2014, our Quarterly Report on Form 10-Q for the quarter ended March 31, 2015, and any subsequent Annual Report on Form 10-K or Quarterly Report on Form 10-Q, which are incorporated by reference into this prospectus, as well as the other information included or incorporated by reference in this prospectus. Our business, prospects, financial condition, or operating results could be harmed by any of these risks, as well as other risks not currently known to us or that we currently consider immaterial. The trading price of our securities could decline due to any of these risks, and, as a result, you may lose all or part of your investment. The prospectus supplement applicable to each offering of securities will contain additional information about risks applicable to an investment in us and the applicable securities.

Risks Relating to the Private Placement of Convertible Preferred Stock, Notes and Warrants

Our stockholders will have a reduced ownership and voting interest after issuance of the shares issuable upon conversion of the Convertible Preferred Stock and Notes and exercise of the Warrants and may exercise less influence over management.

To the extent we issue shares of Common Stock upon conversion of the Convertible Preferred Stock and Notes or exercise of the Warrants, the issuances will dilute the ownership interest of our current stockholders. Any sales in the public market of shares of the Common Stock issuable upon such conversion or exercise could adversely affect prevailing market prices of shares of our Common Stock.  Furthermore, if our stock price decreases or other triggering events described in the Certificate of Designations, Notes, or Warrants occur, then the number of shares issuable pursuant to these agreements may be adjusted, and existing stockholders would experience greater dilution.  In addition, the existence of the Convertible Preferred Stock, Notes and Warrants may encourage short selling by market participants because the conversion of the Convertible Preferred Stock and Notes and exercise of the Warrants could depress the price of shares of our common stock. As a result, our current stockholders as a group would own a substantially smaller interest in us and may have less influence on our management and policies than they now have.

If certain adjustment provisions of the Certificate of Designations, Notes and Warrants are triggered, there would be a decrease in conversion and/or exercise prices.

The Certificate of Designations, Notes and Warrants all contain provisions that could adjust the respective conversion or exercise prices downward if our stock price decreases or other triggering events occur. All three securities contain a provision under which, if we issue or sell shares of Common Stock, rights to purchase shares of Common Stock, or securities convertible into shares of Common Stock for a price per share that is less than the conversion or exercise price then in effect, the conversion or exercise price of the Convertible Preferred Stock, Notes and Warrants will be decreased to equal such lesser price. Upon each such adjustment, the number of the shares of the Company’s Common Stock issuable upon the respective conversion of the Convertible Preferred Stock and Notes and exercise of the Warrants will increase proportionately.

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The right of the holders of the Notes and Warrants to potentially purchase the Additional Notes and Additional Warrants and receive additional shares of our Common Stock could have a negative impact on our Common Stock price and could impair our ability to raise capital.

Pursuant to the terms of the Securities Purchase Agreement, we may potentially be required to sell the Additional Notes along with the Additional Warrants. The Additional Notes and Additional Warrants will have terms substantively similar to the Initial Notes and Initial Warrants, except that the conversion price and exercise price and the term of the Additional Notes and Additional Warrants will be fixed at the time of such additional closing date. Since the conversion price and exercise price are currently indeterminable and additional shares of Common Stock will have to be issued upon the respective conversion or exercise of the Additional Notes and Additional Warrants, the existence of these rights could have a negative impact on our public stock price. Moreover, the existence of these rights could materially impair our ability to obtain financing, which would have a material adverse effect on our business and viability.

The right of first offer held by the holders of Convertible Preferred Stock and Notes to participate in future financings of ours could impair our ability to raise capital.

Under the SPA for the purchase by certain investors of Convertible Preferred Stock and the Securities Purchase Agreement for the purchase by certain investors of the Notes, in the event that we seek to raise money through the offer and sale of debt or equity securities for a period of one year after the date no shares of Convertible Preferred Stock or no Notes remain outstanding, we must first offer the buyers under the SPA of the Convertible Preferred Stock and under the Securities Purchase Agreement of the Notes a right to participate in at least 50% of the securities we propose to offer in such funding. The existence of such right of participation, or the exercise of such rights, may in the deter potential investors from providing us needed financing, or may deter investment banks from working with, which would have a material adverse effect on our ability to finance our company.

USE OF PROCEEDS

The selling securityholders will receive all net proceeds from the sale of the shares of Common Stock offered by this prospectus and any accompanying prospectus supplement. We will not receive any of the proceeds from the sale of our Common Stock by the selling securityholders.

DESCRIPTION OF CAPITAL STOCK

The following information describes our Common Stock, the Notes and the Warrants. This description is only a summary. You should also refer to our certificate of incorporation and bylaws, both as filed with the SEC as exhibits to our registration statement, of which this prospectus forms a part, and the full text of the agreements and other instruments described herein, each of which is attached as an exhibit to our Current Report on Form 8-K filed with the SEC on May 1, 2015.

Common Stock

We are authorized to issue up to 200,000,000 shares of Common Stock, par value $0.0001 per share. We are soliciting our shareholders’ approval to increase the authorized shares of Common Stock to 300,000,000. Our Annual Meeting of Shareholders is scheduled for June 12, 2015. As of June 9, 2015, approximately 56,307,263 shares of Common Stock were issued and outstanding. All outstanding shares of our Common Stock are fully paid and non-assessable.

Each holder of our Common Stock is entitled to a pro rata share of cash distributions made to our shareholders, including dividend payments. The holders of our Common Stock are entitled to receive dividends when, as and if declared by our board of directors from funds legally available therefore. Cash dividends will be paid at the sole discretion of our board of directors.

The holders of our Common Stock are entitled to one vote for each share of record on all matters to be voted on by our shareholders. There is no cumulative voting with respect to the election of our directors or any other matter. Therefore, the holders of more than 50% of the shares of our Common Stock voting for the election of our directors can elect all of our directors.

In the event of our liquidation, dissolution or winding up, the holders of our Common Stock are entitled to share ratably in all assets remaining available for distribution to them after payment of our liabilities and after provision has been made for each class of stock, if any, having any preference in relation to our Common Stock.

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Holders of our Common Stock have no conversion, preemptive or other subscription rights, and there are no redemption provisions applicable to our Common Stock.

Financing Transaction: Private Placement of Convertible Notes and Warrants

On April 30, 2015, the Company entered into a Securities Purchase Agreement with certain qualified institutional buyers and certain institutional accredited investors (the “Note Investors”) pursuant to which the Company issued (i) Notes in the aggregate principal amount of $5,000,000, pursuant to which shares of Common Stock are issuable upon conversion, amortization, payment of interest, and as part of the make-whole amount, or otherwise and (ii) Warrants exercisable to purchase such number of shares of Common Stock that equal 88% of the shares of Common Stock underlying the Notes (collectively, the “Debt Transaction”). The Notes and the Warrants were issued to the Note Investors in reliance upon the exemption from securities registration afforded by Section 4(a)(2) of the Securities Act, and Rule 506(b) of Regulation D as promulgated by the Commission under the Securities Act.

The Note Investors each have the right, in their sole discretion, to elect to purchase Additional Notes for up to $10,000,000 along with Additional Warrants. Such Additional Notes will have terms substantively similar to the Notes and Warrants issued on April 30, 2015, except that the conversion price and exercise price and the term of such securities will be fixed at the time of such additional closing date.

All $5 million of gross proceeds of the Debt Transaction initial closing on April 30, 2015 were placed at closing into deposit accounts by the Note Investors. We expect to receive $2.5 million of gross proceeds from the deposit accounts 30 days subsequent to receiving our shareholder approval and the satisfaction of certain other equity conditions. We expect to receive the remaining balances subsequently thereafter.

Notes

Pursuant to the Securities Purchase Agreement and the Notes, the Notes have the following terms:

Maturity. The Initial Notes will have a maturity date of April 30, 2018, as may be extended as the option of the holder in an event of default and through the date that is 10 business days after the consummation of a change of control of the Company.

Interest. The Initial Notes will accrue interest at the rate of 7% per annum (provided that upon the occurrence of an event of default, the interest rate shall be increased to 18% per annum), payable in arrears monthly on the last trading day of each month, calculated on the basis of a 360-day year consisting of twelve 30-day months. Interest shall be subject to a make-whole amount through the maturity date upon any earlier conversion, redemption, or amortization.

Interest shall be payable in Common Stock so long as certain equity conditions are satisfied (or waived); provided, that the Company may, at its option following notice to each holder of Notes, pay interest in cash or, provided certain equity conditions are satisfied (or waiver), in a combination of cash and Common Stock. If the Company pays such interest in Common Stock, then the Company will deliver to the holders of Notes a number of shares of Common Stock equal in value to the interest payment amount, divided by the lower of 93% of the lowest of (i) the arithmetic average of the 5 lowest weighted average prices of the Common Stock during the 20 consecutive trading day period ending on the trading day immediately preceding the applicable date of determination, (ii) the weighted average price of the Common Stock on the trading day immediately preceding the applicable date of determination and (iii) the weighted average price of the Common Stock on the applicable date of determination (the “Note Market Price”).

Upon each conversion, redemption or monthly payment (as described below), an amount of Interest will be payable through the Notes’ maturity date, that, but for such event, would have accrued with respect to such Notes if the Notes had remained outstanding for the period from such event through such maturity date.

Principal Amortization. The Company shall repay the principal amount of the Notes in 5 installments with each installment payable once every month, with the first payment due immediately following the earlier of (i) the date when the Notes have been registered pursuant to an effective registration statement and (ii) the date that is six (6) months immediately following the issuance date of the Notes.

Upon the occurrence of an event of default under the Notes, a holder of the Notes may require the Company to redeem all or a portion of its Notes. The portion of the Notes subject to such redemption must be redeemed by the Company, in cash, at a price equal to the sum of (x) the greater of (1) 125% of the amount being redeemed, and (2) the market value of the underlying shares and (y) the make-whole interest amount through the maturity date of the Notes.

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Conversion. The Initial Notes issued on April 30, 2015 will initially be convertible at the option of the holder into shares of Common Stock at $1.624 per share (the “Note Fixed Conversion Price”) or, with respect to a Note Qualifying Conversion, the lower of (i) the Note Fixed Conversion Price and (ii) the Note Market Price as in effect on the applicable date of determination. “Note Qualifying Conversion” means conversion of the Note’s principal to be converted, amortized, redeemed or otherwise with respect to which this determination is being made, plus accrued and unpaid interest and late charges, if any, not exceeding on any given trading day three (3) times the installment amount due on the last trading day of each installment due date immediately following the applicable date of determination. Subject to certain limited exceptions, if the Company issues or sells shares of Common Stock, rights to purchase shares of Common Stock, or securities convertible into shares of its Common Stock for a price per share that is less than the Note Fixed Conversion Price then in effect, the Note Fixed Conversion Price then in effect will be decreased to equal such lower price.

The Notes are convertible at the holder’s option, in whole or in part, at any time. The conversion price will be subject to adjustment for stock dividends, stock splits, dilutive securities issuances, and other customary adjustment events.

Voting Rights. Note Investors have no voting rights as the holder of the Notes, except as required by law and as expressly provided in the Notes.

Ranking. All payments due under the Notes shall be senior to all other indebtedness of the Company, except certain indebtedness of the Company’s subsidiaries as described in Item 1 of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2014.

Covenants. While the Notes are outstanding, the Company is prohibited from taking certain actions, including, but not limited to, that the Company shall not create, authorize, or issue additional capital stock or convertible securities other than pursuant to an equity incentive plan, incur or guarantee any indebtedness other than as permitted under the Note, or declare or pay any cash dividend, among other prohibited actions.

Events of Default. The Notes contain standard and customary events of default, including, but not limited to, (i) the failure to file and have an effective registration statement as required by the Registration Rights Agreement entered into by the Company and the selling securityholders concurrently with the Securities Purchase Agreement, (ii) the suspension from trading or the failure of the Common Stock to be listed on a national stock exchange listing, (iii) the repeated occurrence of failures by the company to convert shares or failure to cure failures to convert shares as set forth in the Registration Rights Agreement, (iv) failure to make payments when due, and (v) breaches of covenants. Upon the occurrence of an event of default under the Notes, a holder of Notes may require the Company to redeem all or a portion of its Notes. The portion of the Notes subject to such redemption must be redeemed by the Company, in cash, at a price equal to the sum of (x) the greater of (1) 125% of the amount being redeemed, and (2) the market value of the underlying shares and (y) the make-whole interest amount through the maturity date of the Notes.

Warrants

The Warrant is exercisable on or after the date of issuance and expires on the third (3rd) year anniversary of the date of issuance. The initial exercise price of the Initial Warrants is $1.74 per share. If the Company issues or sells shares of Common Stock, rights to purchase shares of its Common Stock, or securities convertible into shares of its Common Stock for a price per share that is less than the exercise price then in effect, the exercise price of the Warrant will be decreased to equal such lesser price. Upon each such adjustment, the number of the shares of the Company’s Common Stock issuable upon exercise of the Warrant will increase proportionately. The foregoing adjustments to the exercise price for future stock issues will not apply to certain exempt issuances.

If the resale of the shares of Common Stock issuable upon exercise of the Warrants is not covered by a registration statement under the Securities Act, holders of Warrants may, in their sole discretion, elect to exercise the Warrants through a cashless exercise, in which case the holder would receive upon such exercise the “net number” of shares of Common Stock determined according to the formula set forth in the Warrants.

At any time after the date that no Notes are outstanding, provided that certain equity conditions have been satisfied, the Company may force the exercise of all or any part of the Warrants then remaining. The Warrants contain standard protections for dividends, purchase rights and merger, consolidation or asset sale transactions.

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The exercise price and the number of shares of Common Stock issuable upon exercise of the Warrants shall be subject to adjustment for stock dividends, stock splits, dilutive securities issuances, and other customary adjustment events.

Limitations on Conversion and Issuance of Common Stock

Under the terms of the Notes and the Warrants, the Company will not issue shares of Common Stock (either as a result of conversion or to pay interest for the Notes) if such transaction would result in the issuance of more than 19.999% of the amount of Common Stock of the Company issued and outstanding unless (i) the Company’s shareholders shall have approved the issuance of shares of Common Stock in excess of 20% of the amount of Common Stock of the Company issued and outstanding, or (ii) The NASDAQ has provided a waiver of Listing Rules that require shareholders' approval (the "Exchange Cap"). Such limitation does not apply if the Company’s shareholders approve issuances above such limitation. The Company’s Annual Meeting of Shareholders at which we will solicit our shareholders’ approval of issuances in excess of such limitation is scheduled for June 12, 2015.

No holder of Notes and/or Warrants has the right to convert the Note or exercise the Warrant to the extent that such conversion or exercise would result in such holder to become the beneficial owner of more than 4.99% of the Company’s Common Stock, unless the holder provides 61-day prior written notice to the Company of an increase of such percentage, in which case the number of shares of Common Stock issuable upon conversion or exercise may increase, but may never increase to more than 9.99% of the total outstanding Common Stock of the Company.

Other Information Related to the Note and Warrant Private Placement

Pursuant to the Securities Purchase Agreement, the Company entered on April 30, 2015 into a Voting Agreement (the “Notes Voting Agreement”), whereby certain existing shareholders of the Company agreed to vote to in favor of the Debt and Warrant Transaction without giving effect to the Exchange Cap and against any action or agreement that would result in a breach of any covenant, representation, or warranty or any other obligation or agreement of the Company under the Securities Purchase Agreement, the Notes and the Warrants. Under the Notes Voting Agreement, such shareholders are precluded from selling or otherwise transferring the Company securities owned by such shareholders until such vote is obtained.

As an inducement for the investors to enter into the Securities Purchase Agreement, certain officers and director of the Company entered on April 30, 2015 into Lock-Up Agreements (the “Notes Lock-Up Agreement”), pursuant to which these shareholders agreed, subject to certain limited exceptions, not to sell or otherwise transfer the Company securities owned by such directors and officers during the period when the Notes are outstanding.

Pursuant to the Securities Purchase Agreement, the Company also entered into a Registration Rights Agreement with the Note Investors (the “Registration Rights Agreement”). Pursuant to the Registration Rights Agreement, the Company agreed to register for resale the Common Stock issuable in connection with the conversion of the Notes and the exercise of the Warrants on an “Initial Registration Statement.” As required by the Registration Rights Agreement, the Board of Directors of the Company initially reserved (i) 25,000,000 shares of Common Stock for the issuance in connection with the conversion of the Notes and (ii) 130% of the maximum number of the shares of Common Stock issuable pursuant to the Warrants. The registration statement of which this prospectus forms a part was filed to satisfy this obligation under the Registration Rights Agreement. The Company agreed to file an Initial Registration Statement by an “Initial Filing Deadline” of thirty days after the closing date, or May 30, 2015, and have it declared effective by an “Initial Effectiveness Deadline,” which is the earlier of (x) ninety (90) calendar days after the closing date (which was April 30, 2015) and (y) the fifth (5th) business day after the date the Company is notified (orally or in writing, whichever is earlier) by the SEC that the Initial Registration Statement will not be reviewed or will not be subject to further review. If the Company fails to meet any of these deadlines or maintain the effectiveness of the Initial Registration Statement, the Company is subject to the holders of the Note damages of one and one-half percent (1.5%) of the aggregate purchase price for the Notes and Warrants.

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Number of Shares Issuable

The maximum number of shares of Common Stock issuable upon conversion of the Notes is not determinable at this time since such number will fluctuate based upon the Note Market Price. However, to facilitate understanding, below is an illustrative chart reflecting a range of the number of shares of Common Stock issuable pursuant to the terms of (a) the Notes upon conversion, amortization, payment of interest, and as part of the make-whole amount, or otherwise of, or with respect to, the Notes and (b) the Warrants using, solely for illustration purposes, weighted average price of Common Stock on May 13, 2015 (however, the Note Market Price will fluctuate and may be different on the applicable date of determination; this also assumes that the Note Market Price will be lower than the Note Fixed Conversion Price as of the applicable date of determination):

(a) Notes:

Principal Amount of the Notes	Total Interest (including Make- Whole Amount)	Total Principal Amount Plus Total Interest (Including Total Make- Whole Amount)	For Illustration Purposes
Only, Total Number of Shares
of Common Stock Issuable
Upon Conversion of the
Entire Principal Amount Plus
Total Interest (including Total
Make-Whole Amount) based
on Conversion Price of $0.785
(calculated as 93% of the
weighted average price of
Common Stock on May 13,
				2015)
Currently Issued Notes	$5,000,000	$1,050,000	$6,050,000	7,707,007
Additional Notes Which May be Potentially Issued	$10,000,000	$2,100,000	$12,100,000	15,414,013
Total:	$15,000,000	$3,150,000	$18,150,000	23,121,020

(b) Warrants

For Illustration Purposes Only, Total Number of Shares of Common Stock
Issuable Upon Exercise of all Warrants (calculated as 88% of the shares of Common
Stock underlying the Notes (as determined in the Notes illustrative chart above))
Currently Issued Warrants	6,782,166
Additional Warrants Which May be Potentially Issued if Additional Notes are Issued	13,564,332
Total:	20,346,498

In the above illustration, it is assumed that the Note Investors will elect to purchase Additional Notes of the Company for the entire $10,000,000 along with related Warrants. The actual conversion price for such Additional Notes, if issued, would be determined as of the applicable date of determination, and such conversion price would be the lower of the then determined fixed conversion price of such Additional Notes and the then applicable Market Price. In addition, since the number of Warrants to be issued to the Note Investors is a function of the number of shares underlying the Notes, the number of Warrants may be greater or lesser than the number of Warrants set forth in the table above.

The maximum number of shares of Common Stock issuable upon exercise of the Warrants may be increased due to the anti-dilution adjustments. Any such issuances of Common Stock will result in dilution to existing shareholders. In addition, the significant concentration of ownership in our Common Stock may adversely affect the trading price for our Common Stock because investors often perceive disadvantages in owning stock in companies with significant shareholders. These shareholders, if they acted together, could significantly influence all matters requiring approval by our shareholders, including the election of directors and the approval of mergers or other business combination transactions. These significant shareholders may be able to determine all matters requiring shareholder approval. The interests of significant shareholders may not always coincide with our interests or the interests of other shareholders.

SELLING SECURITYHOLDERS

The shares of Common Stock being offered by the selling securityholders are those issuable to the selling securityholders pursuant to the terms of the Notes and upon exercise of the Warrants. For additional information regarding the issuance of the Notes and Warrants, see “Financing Transaction: Private Placement of Convertible Notes and Warrants” above. We are registering the shares of Common Stock in order to permit the selling securityholders to offer the shares for resale from time to time. Except for the ownership of the Notes and the Warrants issued pursuant to the Securities Purchase Agreement, the selling securityholders have not had any material relationship with us within the past three years.

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The table below lists the selling securityholders and other information regarding the beneficial ownership of the shares of Common Stock by each of the selling securityholders. The second column lists the number of shares of Common Stock beneficially owned by each selling securityholder, based on its ownership of the Notes and Warrants, as of June 9, 2015, assuming conversion of all Notes and exercise of all Warrants held by the selling securityholders on that date, without regard to any limitations on conversion, amortization, redemption or exercise.

The third column lists the shares of Common Stock being offered by this prospectus by the selling securityholders.

In accordance with the terms of a registration rights agreement with the selling securityholders, this prospectus generally covers the resale of 53,600,000 sharers which is calculated based on an expected (i) 25,000,000 shares of Common Stock (as adjusted for any stock dividend, stock split, stock combination, reclassification or similar transaction occurring after the date hereof) issued and issuable pursuant to the Notes as of the Trading Day immediately preceding the date the registration statement is initially filed with the SEC, and (ii) 28,600,000 shares of Common Stock, which equals130% of the maximum number of shares of Common Stock issued and issuable upon exercise of the related Warrants as of the Trading Day immediately preceding the date the registration statement is initially filed with the SEC. Because the conversion price of the Notes and the exercise price of the Warrants may be adjusted, the number of shares that will actually be issued may be more or less than the number of shares being offered by this prospectus. The fourth column assumes the sale of all of the shares offered by the selling securityholders pursuant to this prospectus. “Trading Day” means any day on which the Common Stock is traded on The NASDAQ Capital Market, or, if The NASDAQ Capital Market is not the principal trading market for the Common Stock, then on the principal securities exchange or securities market on which the Common Stock is then traded; provided that "Trading Day" shall not include any day on which the Common Stock is scheduled to trade on such exchange or market for less than 4.5 hours or any day that the Common Stock is suspended from trading during the final hour of trading on such exchange or market (or if such exchange or market does not designate in advance the closing time of trading on such exchange or market, then during the hour ending at 4:00:00 p.m., New York time).

Under the terms of the Notes and the Warrants, a selling securityholder may not convert the Notes or exercise the Warrants to the extent such conversion or exercise would cause such selling securityholder, together with its affiliates, to beneficially own a number of shares of Common Stock which would exceed 4.99% of our then outstanding shares of Common Stock following such conversion or exercise, excluding for purposes of such determination shares of Common Stock issuable upon conversion of the Notes which have not been converted and upon exercise of the Warrants which have not been exercised (the “Beneficial Ownership Blocker”). The number of shares in the second and fourth columns and the percentage set forth in the fifth column do not reflect this limitation and a similar limitation set forth in the Company's Certificate of Designations of the Convertible Preferred Stock. The selling securityholders may sell all, some or none of their shares in this offering. See “Plan of Distribution.”

Name of Selling Securityholder	Number of Shares of Common Stock Beneficially Owned Prior to the Offering	Number of shares of Common Stock Offered*	Number of Shares of Common Stock Beneficially Owned After the Offering	%(1)

Candlewood Special Situations Master Fund, Ltd.(2)	5,273,487	15,276,000	2,555,184	4.38%

CWD OC 522 Master Fund, Ltd.(2)	3,030,825	9,648,000	1,314,002	2.29%

Flagler Master Fund SPC Ltd. – Class A Portfolio(2)	590,013	1,876,000	256,185	Less than 1%

Tenor Special Situations Fund LP(3)	9,165,250	26,800,000	4,396,289	7.38%

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*	Includes shares underlying the Notes and the Warrants.

(1)	Applicable percentage ownership is based on 56,307,263 shares of Common Stock issued and outstanding as of June 9, 2015. Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. In addition, we have assumed that (i) the Preferred Market Price equals $0.5303, which represents 92% of the arithmetic average of the 3 lowest weighted average prices of the Common Stock during the 15 consecutive trading day period ending on the trading day immediately preceding June 9, 2015, which is lower than the Fixed Conversion Price for the Convertible Preferred Stock (as defined in the Certificate of Designations) and (ii) Note Market Price equals $0.5360, which represents 93% of the arithmetic average of the 3 lowest weighted average prices of the Common Stock during the 15 consecutive trading day period ending on the trading day immediately preceding June 9, 2015, which is lower than the Fixed Conversion Price for the Notes (as defined in the Notes).

(2)	Candlewood Investment Group, LP, a Delaware limited partnership and the investment advisor to each of Candlewood Special Situations Master Fund, Ltd., CWD OC 522 Master Fund, Ltd. and Flagler Master Fund SPC Ltd., acting for and on behalf of the Class A Segregated Portfolio, each a Cayman Islands exempted company – Class A Portfolio (collectively, the "Candlewood Funds"), has discretionary authority to vote and dispose of the shares held by the Candlewood Funds and may be deemed to be the beneficial owner of these shares. Michael Lau and , David Koenig, Phil DeSantis, Jon Weiss and Indra Chandra, in their capacity as managing partners of Candlewood Investment Group, LP, may also be deemed to have investment discretion and voting power over the shares held by the Candlewood Funds. Each of the Candlewood Funds, Mr. Lau, and Mr. Koenig, Mr. DeSantis, Mr. Weiss and Mr. Chandra each disclaim any beneficial ownership of these shares. The address of Candlewood Investment Group, LP is 555 Theodore Fremd Avenue, Suite C-303, Rye, NY 10580.

(3)

Tenor Opportunity Associates, LLC, the General Partner to Tenor Special Situations Fund LP, has discretionary authority to vote and dispose of the shares held by Tenor Special Situations Fund LP and may be deemed to be the beneficial owner of these shares. Robin Shah, in his capacity as managing member of Tenor Opportunity Associates, LLC may also be deemed to have investment discretion and voting power over the shares held by Tenor Special Situations Fund LP. Tenor Special Situations Fund LP and Mr. Shah each disclaim any beneficial ownership of these shares. The address of Tenor Opportunity Associates, LLC is 1180 Avenue of Americas, Suite 1940, New York, NY 10036

PLAN OF DISTRIBUTION

We are registering the shares of Common Stock issuable pursuant to the terms of the Notes and upon exercise of the Warrants to permit the resale of these shares of Common Stock by the holders of the Notes and Warrants from time to time after the date of this prospectus. We will not receive any of the proceeds from the sale by the selling securityholders of the shares of Common Stock. We will bear all fees and expenses incident to our obligation to register the shares of Common Stock.

The selling securityholders may sell all or a portion of the shares of Common Stock beneficially owned by them and offered hereby from time to time directly or through one or more underwriters, broker-dealers or agents. If the shares of Common Stock are sold through underwriters or broker-dealers, the selling securityholders will be responsible for underwriting discounts or commissions or agent’s commissions. The shares of Common Stock may be sold in one or more transactions at fixed prices, at prevailing market prices at the time of the sale, at varying prices determined at the time of sale, or at negotiated prices. These sales may be effected in transactions, which may involve crosses or block transactions,

·	on any national securities exchange or quotation service on which the securities may be listed or quoted at the time of sale;
·	in the over-the-counter market;
·	in transactions otherwise than on these exchanges or systems or in the over-the-counter market;
·	through the writing of options, whether such options are listed on an options exchange or otherwise;
·	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;
·	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;
·	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;
·	an exchange distribution in accordance with the rules of the applicable exchange;
·	privately negotiated transactions;
·	short sales;

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·	sales pursuant to Rule 144;
·	broker-dealers may agree with the selling securityholders to sell a specified number of such shares at a stipulated price per share;
·	a combination of any such methods of sale; and
·	any other method permitted pursuant to applicable law.

If the selling securityholders effect such transactions by selling shares of Common Stock to or through underwriters, broker-dealers or agents, such underwriters, broker-dealers or agents may receive commissions in the form of discounts, concessions or commissions from the selling securityholders or commissions from purchasers of the shares of Common Stock for whom they may act as agent or to whom they may sell as principal (which discounts, concessions or commissions as to particular underwriters, broker-dealers or agents may be in excess of those customary in the types of transactions involved). In connection with sales of the shares of Common Stock or otherwise, the selling securityholders may enter into hedging transactions with broker-dealers, which may in turn engage in short sales of the shares of Common Stock in the course of hedging in positions they assume. The selling securityholders may also sell shares of Common Stock short and deliver shares of Common Stock covered by this prospectus to close out short positions and to return borrowed shares in connection with such short sales. The selling securityholders may also loan or pledge shares of Common Stock to broker-dealers that in turn may sell such shares.

The selling securityholders may pledge or grant a security interest in some or all of the Notes, Warrants or shares of Common Stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of Common Stock from time to time pursuant to this prospectus or any amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending, if necessary, the list of selling securityholders to include the pledgee, transferee or other successors in interest as selling securityholders under this prospectus. The selling securityholders also may transfer and donate the shares of Common Stock in other circumstances in which case the transferees, donees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

The selling securityholders and any broker-dealer participating in the distribution of the shares of Common Stock may be deemed to be “underwriters” within the meaning of the Securities Act, and any commission paid, or any discounts or concessions allowed to, any such broker-dealer may be deemed to be underwriting commissions or discounts under the Securities Act. At the time a particular offering of the shares of Common Stock is made, a prospectus supplement, if required, will be distributed which will set forth the aggregate amount of shares of Common Stock being offered and the terms of the offering, including the name or names of any broker-dealers or agents, any discounts, commissions and other terms constituting compensation from the selling securityholders and any discounts, commissions or concessions allowed or reallowed or paid to broker-dealers.

Under the securities laws of some states, the shares of Common Stock may be sold in such states only through registered or licensed brokers or dealers. In addition, in some states the shares of Common Stock may not be sold unless such shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

There can be no assurance that any selling securityholder will sell any or all of the shares of Common Stock registered pursuant to the registration statement, of which this prospectus forms a part.

The selling securityholders and any other person participating in such distribution will be subject to applicable provisions of the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder, including, without limitation, Regulation M of the Exchange Act, which may limit the timing of purchases and sales of any of the shares of Common Stock by the selling securityholders and any other participating person. Regulation M may also restrict the ability of any person engaged in the distribution of the shares of Common Stock to engage in market-making activities with respect to the shares of Common Stock. All of the foregoing may affect the marketability of the shares of Common Stock and the ability of any person or entity to engage in market-making activities with respect to the shares of Common Stock.

  We will pay all expenses of the registration of the shares of Common Stock pursuant to the registration rights agreement, estimated to be $43,612.43 in total, including, without limitation, SEC filing fees and expenses of compliance with state securities or “blue sky” laws; provided, however, that a selling securityholder will pay all underwriting discounts and selling commissions, if any. We will indemnify the selling securityholders against liabilities, including some liabilities under the Securities Act, in accordance with the registration rights agreements, or the selling securityholders will be entitled to contribution. We may be indemnified by the selling securityholders against civil liabilities, including liabilities under the Securities Act, that may arise from any written information furnished to us by the selling securityholder specifically for use in this prospectus, in accordance with the related registration rights agreement, or we may be entitled to contribution.

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Once sold under the registration statement, of which this prospectus forms a part, the shares of Common Stock will be freely tradable in the hands of persons other than our affiliates.

LEGAL MATTERS

Certain legal matters will be passed upon for us by Snell & Wilmer L.L.P., Los Angeles, California. Additional legal matters may be passed upon for us, or any underwriters, dealers or agents, by counsel that we will name in the applicable prospectus supplement.

EXPERTS

Daszkal Bolton LLP, independent registered public accounting firm, has audited our financial statements as of, and for the year ended, December 31, 2014, included in our Annual Report on Form 10-K for the year ended December 31, 2014, as set forth in their report, which is incorporated by reference in this prospectus. Our financial statements are incorporated by reference in reliance on Daszkal Bolton LLP’s report, given on their authority as experts in accounting and auditing.

BDO USA, LLP, independent registered public accounting firm, has audited our financial statements as of, and for the year ended, December 31, 2013, included in our Annual Report on Form 10-K for the year ended December 31, 2013, as set forth in their report, which is incorporated by reference in this prospectus. Our financial statements are incorporated by reference in reliance on BDO USA, LLP’s report, given on their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. We have also filed a registration statement on Form S-3, including exhibits, under the Securities Act with respect to the securities offered by this prospectus. This prospectus is part of the registration statement, but does not contain all of the information included in the registration statement or the exhibits. You may read and copy the registration statement and any other document that we file with the SEC at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Room. Our SEC filings are also available to the public on the internet at a website maintained by the SEC located at http://www.sec.gov.

INFORMATION INCORPORATED BY REFERENCE

The SEC allows us to “incorporate by reference” information into this document. This means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be a part of this document, except for any information superseded by information that is included directly in this document or incorporated by reference subsequent to the date of this document.

This prospectus incorporates by reference the documents listed below and any future filings that we make with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act (other than current reports on Form 8-K furnished under Item 2.02 or Item 7.01 and exhibits filed on such form that are related to such items), until all the securities offered under this prospectus are sold.

•	Our Annual Report on Form 10-K for the fiscal year ended December 31, 2014, filed with the SEC on March 30, 2015;

•	Our Quarterly Report on Form 10-Q for the quarter ended March 31, 2015, filed with the SEC on May 14, 2015;

•	Our Current Reports on Form 8-K, filed with the SEC on March 31, 2015, May 1, 2015, May 15, 2015, and May 27, 2015 (in each case, not including any information furnished under Items 2.02 or 7.01 of Form 8-K, including the related exhibits, which information is not incorporated by reference herein);

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•	Our preliminary proxy statement on Schedule 14A filed with the SEC on May 8, 2015, as amended by the Amendment No. 1 filed with the SEC on May 18, 2015, and our definitive proxy statement on Schedule 14A filed with the SEC on May 21, 2015; and

•	The descriptions of our Common Stock contained in our Registration Statement on Form 8-A, filed with the SEC on September 28, 2010 and amended on October 2, 2012, and any other amendment or report filed for the purposes of updating such descriptions.

Documents incorporated by reference are available from the SEC as described above or from us without charge, excluding any exhibits to those documents unless the exhibit is specifically incorporated by reference as an exhibit in this document. You can obtain documents incorporated by reference in this document by requesting them in writing or by telephone at the following address:

Net Element, Inc.

3363 NE 163rd St., Suite 705

North Miami Beach, Florida 33160

(305) 507-8808

Attention: Chief Financial Officer

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PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.         Other Expenses of Issuance and Distribution.

The following table sets forth the expenses to be borne by the Registrant in connection with the issuance and distribution of the securities registered hereby. Other than the Securities and Exchange Commission registration fee, all of the amounts below are estimates.

Securities and Exchange Commission registration fee	$3,612.43

Accounting fees and expenses	$5,000.00

Legal fees and expenses	$30,000.00

Financial printing and miscellaneous expenses	$5,000.00

Total	$43,612.43

Item 15.         Indemnification of Directors and Officers.

Section 102 of the Delaware General Corporation Law (the “DGCL”) allows a corporation to eliminate the personal liability of directors of a corporation to the corporation or its shareholders for monetary damages for breach of fiduciary duty as a director, except where the director breached the duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase in violation of the DGCL or obtained an improper personal benefit.

Under Section 145 of the DGCL, we can indemnify our directors and officers against liabilities they may incur in such capacities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”). Our certificate of incorporation provides that, pursuant to the DGCL, our directors shall not be liable for monetary damages for breach of the directors’ fiduciary duty of care to us and our shareholders. This provision in the certificate of incorporation does not eliminate the duty of care, and in appropriate circumstances equitable remedies such as injunctive or other forms of non-monetary relief will remain available under the DGCL. In addition, each director will continue to be subject to liability for breach of the director’s duty of loyalty to us or our shareholders, for acts or omissions not in good faith or involving intentional misconduct or knowing violations of the law, for actions leading to improper personal benefit to the director, and for payment of dividends or approval of stock repurchases or redemptions that are unlawful under the DGCL. The provision also does not affect a director’s responsibilities under any other law, such as the federal securities laws or state or federal environmental laws.

Section 174 of the DGCL provides, among other things, that a director who willfully or negligently approves of an unlawful payment of dividends or an unlawful stock purchase or redemption may be held liable for such actions. A director who was either absent when the unlawful actions were approved or dissented at the time, may avoid liability by causing his or her dissent to such actions to be entered in the books containing minutes of the meetings of our board of directors at the time such action occurred or immediately after such absent director receives notice of the unlawful acts.

In addition, our directors and officers are covered under directors’ and officers’ liability insurance policies maintained by us, subject to the limits of the policies, insuring such persons against various liabilities.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

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Item 16.	Exhibits.

Exhibit Number	Description

2.1	Agreement and Plan of Merger, dated as of June 12, 2012, by and between Cazador Acquisition Corporation Ltd. and Net Element, Inc. (incorporated by reference from Exhibit 2.1 to the Form 8-K filed by the Registrant on June 12, 2012)

2.2	Contribution Agreement, dated April 16, 2013, among Net Element International, Inc., Unified Payments, LLC, TOT Group, Inc., Oleg Firer, and Georgia Notes 18 LLC (incorporated by reference to Exhibit 2.1 to the Company’s Current Report on Form 8-K filed with the Commission on April 17, 2013)

2.3	Term Sheet, dated May 20, 2013, among TOT Group, Inc., Net Element International, Inc. and Aptito.com, Inc. (incorporated by reference to Exhibit 2.1 to the Company’s Current Report on Form 8-K filed with the Commission on May 22, 2013)

2.4	Asset Purchase Agreement, dated June 18, 2013, between Aptito, LLC and Aptito.com, Inc. (incorporated by reference to Exhibit 2.1 to the Company’s Current Report on Form 8-K filed with the Commission on June 24, 2013)

2.5	Letter of Intent, dated June 27, 2013, among TOT Group, Inc., Net Element International, Inc., Quickpay USA, Inc., UPC-Kazakhstan, LLP, United Processing System of Panama, Inc., Quickpay Multinational Payment System LTD, MPS, LLC, MPS, LTD, Quickpay Columbia SAS, System Quickpay, LLC and Express MIT, LLC (incorporated by reference to Exhibit 2.1 to the Company’s Current Report on Form 8-K filed with the Commission on July 3, 2013)

2.6	Contribution Agreement, dated September 25, 2013, among T1T Lab, LLC, Net Element International, Inc. and T1T Group, LLC (incorporated by reference to Exhibit 2.1 to the Company’s Current Report on Form 8-K filed with the Commission on September 25, 2013)

2.7	Assignment of Membership Interest, dated February 11, 2014, among T1T Group, LLC, Net Element, Inc., and T1T LAB, LLC (incorporated by reference to Exhibit 2.7 to the Company’s Current Report on Form 10-K filed with the Commission on April 15, 2014)

3.1	Certificate of Corporate Domestication of Cazador, filed with the Secretary of State of the State of Delaware on October 2, 2012 (incorporated by reference from Exhibit 3.1 to the Form 8-K filed by the Registrant on October 5, 2012)

3.2	Amended and Restated Certificate of Incorporation of Net Element International, Inc., a Delaware corporation, filed with the Secretary of State of the State of Delaware on October 2, 2012 (incorporated by reference from Exhibit 3.2 to the Form 8-K filed by the Registrant on October 5, 2012)

3.3	Amended and Restated Bylaws of Net Element International, Inc., a Delaware corporation (incorporated by reference from Exhibit 3.3 to the Form 8-K filed by the Registrant on October 5, 2012)

3.4	Certificate of Merger, filed with the Secretary of State of the State of Delaware on October 2, 2012 (incorporated by reference from Exhibit 3.4 to the Form 8-K filed by the Registrant on October 5, 2012)

3.5	Certificate of Amendment to Amended and Restated Certificate of Incorporation, dated December 5, 2013, changing the Company’s name from Net Element International, Inc. to Net Element, Inc. (incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K filed with the Commission on December 6, 2013)

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3.6	Certificate of Designations, Preferences and Rights of Series A Convertible Preferred Stock of Net Element, Inc. (incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K filed with the Commission on May 1, 2015)

4.1	Specimen Common Stock Certificate of Net Element International, Inc. (incorporated by reference from Exhibit 4.2 to the Registrant’s Amendment No. 4 to Registration Statement on Form S-4 (SEC File No. 333-182076) filed with the Securities and Exchange Commission on August 31, 2012)

4.2	Warrant Certificate of Cazador Acquisition Corporation Ltd. (incorporated by reference to Exhibit 4.3 to the Registration Statement on Form F-1 filed by the Company with the Commission on September 3, 2010)

4.3	Registration Rights Agreement by and between Cazador Acquisition Corporation Ltd., Cazador Sub Holdings Ltd. and Others (incorporated by reference to Exhibit 10.5 to the Registration Statement, as amended, on Form F-1/A filed by the Company with the Commission on October 6, 2010)

4.4	Warrant Agreement by and between Cazador Acquisition Corporation Ltd. and Continental Stock Transfer & Trust Company (incorporated by reference to Exhibit 4.4 to the Registration Statement, as amended, on Form F-1/A filed by the Company with the Commission on October 6, 2010)

4.5	Secured Convertible Senior Promissory Note dated April 21, 2014 between the Company and Cayman Invest, S.A. (incorporated by reference to Exhibit 4.1 to Company’s Current Report on Form 8-K filed with the Commission on April 22, 2014)

4.6	Form of Senior Convertible Note (incorporated by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K with the Commission on May 1, 2015)

4.7	Form of Warrant (incorporated by reference to Exhibit 4.2 to the Company’s Current Report on Form 8-K with the Commission on May 1, 2015)

5.1	Opinion of Snell & Wilmer L.L.P.

10.1	Equity Distribution Agreement between the Company and Revere Securities, LLC (incorporated by reference to Exhibit 10.1 to Net Element’s Current Report on Form 8-K filed with the Commission on January 28, 2015)

10.2	Securities Purchase Agreement (Series A Preferred Stock) (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K with the Commission on May 1, 2015)

10.3	Form of Voting Agreement (related to Series A Preferred Stock sale) (incorporated by reference to Exhibit 10.2 to the Company’s Current Report on Form 8-K with the Commission on May 1, 2015)

10.4	Form of Lock-Up Agreement (related to Series A Preferred Stock transaction) (incorporated by reference to Exhibit 10.3 to the Company’s Current Report on Form 8-K with the Commission on May 1, 2015)

10.5	Securities Purchase Agreement (Senior Convertible Notes and Warrants) (incorporated by reference to Exhibit 10.4 to the Company’s Current Report on Form 8-K with the Commission on May 1, 2015)

10.6	Registration Rights Agreement (incorporated by reference to Exhibit 10.5 to the Company’s Current Report on Form 8-K with the Commission on May 1, 2015)

10.7	Form of Lock-Up Agreement (related to Senior Convertible Notes and Warrants transaction) (incorporated by reference to Exhibit 10.6 to the Company’s Current Report on Form 8-K with the Commission on May 1, 2015)

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10.8	Form of Voting Agreement (related to Senior Convertible Notes and Warrants transaction) (incorporated by reference to Exhibit 10.7 to the Company’s Current Report on Form 8-K with the Commission on May 1, 2015)

23.1	Consent of Daszkal Bolton LLP

23.2	Consent BDO USA, LLP

23.3	Consent of Snell & Wilmer L.L.P. (included in Exhibit 5.1)

24.1	Power of Attorney (included on signature page)

Item 17.         Undertakings.

(a)          The undersigned Registrant hereby undertakes:

(1)         To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)          To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)         To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission (the “Commission”) pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)        To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2)         That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)         To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)         That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use;

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(5)         That, for the purpose of determining liability of the Registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned Registrant undertakes that in a primary offering of securities of the undersigned Registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned Registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)          Any preliminary prospectus or prospectus of the undersigned Registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)         Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned Registrant or used or referred to by the undersigned Registrant;

(iii)        The portion of any other free writing prospectus relating to the offering containing material information about the undersigned Registrant or its securities provided by or on behalf of the undersigned Registrant; and

(iv)        Any other communication that is an offer in the offering made by the undersigned Registrant to the purchaser.

(b)          The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)          The undersigned registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report, to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by Article 3 of Regulation S-X is not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

(d)          Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions set forth or described in Item 15 of this registration statement, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement on Form S-3 to be signed on its behalf by the undersigned, thereunto duly authorized, in Miami, Florida on this 9th day of June, 2015.

NET ELEMENT, INC.

By:	/s/ Jonathan New
Name: Jonathan New
Title: Chief Financial Officer

POWER OF ATTORNEY

The officers and directors of Net Element, Inc. whose signatures appear below, hereby constitute and appoint Jonathan New and Oleg Firer, and each of them severally, their true and lawful attorney-in-fact and agent, with full power of substitution, with power to act alone, to sign and execute on behalf of the undersigned any and all amendments to this Registration Statement on Form S-3, including post-effective amendments and any Registration Statement filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended (the “Securities Act”), and each of the undersigned does hereby ratify and confirm all that said attorney-in-fact and agent, or his substitutes, shall do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement on Form S-3 has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Oleg Firer	Chief Executive Officer and Director	June 9, 2015
Oleg Firer	(Principal Executive Officer)

/s/ Jonathan New	Chief Financial Officer	June 9, 2015
Jonathan New	(Principal Financial Officer; Principal
Accounting Officer)

/s/ Kenges Rakishev	Director	June 9, 2015
Kenges Rakishev

/s/ William Healy	Director	June 9, 2015
William Healy

/s/ David P. Kelley II	Director	June 9, 2015
David P. Kelley II

/s/ James Caan	Director	June 9, 2015
James Caan

/s/ Drew Freeman	Director	June 9, 2015
Drew Freeman